Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Chefs’ Warehouse, Inc.
Ridgefield, CT

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 28, 2023, relating to the consolidated financial statements of The Chefs’ Warehouse Inc. and the effectiveness of The Chefs’ Warehouse Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 30, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Stamford, CT

April 10, 2023